Exhibit 10.3

MeadWestvaco Corporation

Stock Option Awards in 2009 – Terms and Conditions

1.	Any award of stock options representing shares of Company stock shall be granted in the form of Non-qualified Stock Options.

2.	The purchase price of any shares of Common Stock subject to an option award shall be the Fair Market Value of such shares on the date of grant. Fair Market Value shall be determined by calculating the closing price of MeadWestvaco Common Stock as traded and reported by the New York Stock Exchange.

3.	Awards shall be made under the 2005 MeadWestvaco Corporation Performance Incentive Plan, as amended and restated.

4.	An award of stock options will vest in equal 1/3 increments on the anniversary dates of such award, beginning one-year from the award date.

5.	An award of stock options whether vested or unvested will be forfeited under the following circumstances:

a.	Employment of the grantee is terminated for “gross misconduct.” Gross misconduct is defined as (i) fraud, misappropriation or embezzlement; (ii) engaging in conduct that is demonstratively and materially injurious to the Company; (iii) gross or intentional neglect of duties or responsibilities as an employee; or (iv) gross or intentional violation of the Company’s policies and procedures.

b.	Grantee renders services, directly or indirectly, to any third party engaged in competition with the Company (including solicitation of Company employees or customers).

c.	Committee requires recoupment of award in accordance with Company Recoupment Policy.

6.	Any award of stock options shall be subject to the following provisions relating to the exercise of options subsequent to termination of employment subject to (4) above and the requirement that an option cannot be exercised ten (10) years after the date of the award:

a.

In the event of involuntary termination of employment with the Company or any of its affiliates, by reason of a divestiture of a business or by mutual agreement or by reason of a job elimination, unvested options are cancelled and the right to exercise vested options shall expire two (2) years after the date of such termination. If termination is for any other reason, other than death, disability or retirement, the right to exercise vested options expires ninety (90) days after the date of termination.

b.	In the event of termination of employment due to disability, unvested options shall immediately vest and the right to exercise vested options shall expire three (3) years after the date of such termination.

c.	In the event of termination of employment due to retirement, unvested options shall immediately vest and the right to exercise vested options shall expire ten (10) years after the original date of the award. The term “retirement” means retirement at or after age 65 (or 62 with 20 years of service) under the terms of the company’s qualified retirement plans.

d.	In the event of termination of employment due to death, unvested options shall immediately vest and the right to exercise vested options shall expire three (3) years after the date of death; provided, however, that in the case of death following retirement, the Commitment shall have the discretion, as permitted by law, to alleviate any hardship on an estate’s ability to exercise any non-statutory options. In case the employee is deceased, the option is exercisable by the employee’s personal representative (executor or administrator) heirs or legatees.

7.	An employee on an approved leave of absence shall have options continued during his or her leave of absence, subject to the Committee’s discretion.

8.	Non-qualified Stock Options may be transferred to immediate family members and to charities described in Sections 1709(c), 2055(a) and 25522(a) of the Internal Revenue Code with the restriction that any attempted further transfer shall be void.

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